UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2004

RUSSELL CORPORATION

(Exact name of registrant as specified in its charter)

Alabama	0-1790	63-0180720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3330 Cumberland Blvd., Suite 800, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 742-8000

Former name or former address, if changed since last report: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 30, 2004, Russell Corporation, an Alabama corporation (“Russell”), completed the merger of its wholly owned subsidiary, ADR Acquisition Corporation, a Washington corporation (“ADR”), with and into Brooks Sports, Inc., a Washington corporation (“Brooks”), pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated December 14, 2004, by and among Russell, ADR, Brooks, J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., and J.H. Whitney Mezzanine Fund, L.P. (as amended, the “Agreement”). As a result of the merger, Brooks has become a wholly owned subsidiary of Russell.

Pursuant to the Agreement, at the closing Russell paid approximately $115 million in cash, plus approximately $1 million as payment for Brooks’ cash balances as of the closing. This aggregate consideration was distributed among the holders of Brooks’ capital stock, the holders of options and warrants to purchase Brooks’ capital stock, and certain lenders, advisors and employees of Brooks.

A copy of the Agreement is included herein as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Agreement and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement.

For additional information regarding the transaction, reference is made to the press release dated December 30, 2004, which is included herein as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated as of December 14, 2004, by and among Brooks Sports, Inc., the Principal Shareholders named therein, Russell Corporation and ADR Acquisition Corporation, along with Amendment Nos. 1 and 2 thereto, dated as of December 16 and December 23, 2004, respectively. Filed without exhibits and schedules. Russell agrees to furnish a copy of any such exhibit or schedule to the Securities and Exchange Commission upon request.

99.1	Press release issued December 30, 2004 announcing completion of Brooks Sports, Inc. acquisition

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSSELL CORPORATION

January 5, 2005	By:	/s/ Floyd G. Hoffman
Floyd G. Hoffman
Senior Vice President, Corporate
Development, General Counsel
and Secretary